                                                                    EXHIBIT 3.1



                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              QUOTESMITH.COM, INC.

         The name of the corporation is Quotesmith.com, Inc, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 9, 1984, and was amended on each of March 3, 1998 and October 20, 1998. The original Certificate of Incorporation of the corporation, as amended, is hereby amended and restated to read in its entirety as follows:

                  "FIRST:  The name of the corporation is Quotesmith.com, Inc.

                  SECOND: The registered office of the corporation in the State of Delaware is located at No. 306 South State Street, in the City of Dover, County of Kent; and the name of its registered agent at such address is United States Corporation Company.

                  THIRD: The purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: (1) The total number of shares of stock which the Corporation shall have authority to issue is 65 million (65,000,000), consisting of 60 million (60,000,000) shares of Common Stock, par value $.001 per share ("Common Stock") and five million (5,000,000) of Preferred Stock, par value $.001 per share ("Preferred Stock").

                  (2) Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the corporation (the "Board of Directors"), and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

                  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                           (a) the number of shares constituting that series
                  and the distinctive designation of that series;


                           (b) the dividend rate on the shares of that series,
                  whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                           (c) whether that series shall have voting rights, in
                  addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                           (d) whether that series shall have conversion
                  privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                           (e) whether or not the shares of that series shall
                  be redeemable, and if, so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (f) whether that series shall have a sinking fund
                  for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                           (g) the rights of the shares of that series in the
                  event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                           (h) any other relative rights, preferences and
                  limitations of that series.

                  (3) (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

                           (b) Except as otherwise required by law, holders of
                  a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

                           (c) Subject to applicable law and the rights, if
                  any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

                           (d) Upon the dissolution, liquidation or winding up
                  of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the corporation upon such dissolution, liquidation or winding up of the corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

                           FIFTH: The Board of Directors shall be authorized to
                  make, amend, alter, change, add to or repeal the By-Laws of the corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent in voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-Laws which is to the same effect as Article Sixth, Article Seventh, and Article Eighth of this Certificate of Incorporation or to adopt any provision inconsistent therewith.

                           SIXTH: (1) The corporation may indemnify to the
                  fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person, or such person's testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

                           (2) To the fullest extent permitted by Delaware law
                  as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as director.

                           (3) Neither any amendment nor repeal of this Article
                  Sixth, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article Sixth, shall eliminate or reduce the effect of this Article Sixth, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this adoption of an inconsistent provision.


                           SEVENTH: (1) The business and affairs of the
                  corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 3 directors nor more than 9 directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors in a manner set forth in the By-Laws of the corporation. On the effective date of the Corporation's Registration Statement filed with the Securities and Exchange Commission (Registration No. 333-79355), as amended, the directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected for a term expiring at the 2000 annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the 2001 succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the 2002 succeeding annual meeting of stockholders. At each succeeding annual meeting of stockholders following 2000, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject to, however, prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80 percent of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting as a single class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors may be removed only for cause, and only by the affirmative vote of at least 80 percent in voting power of all shares of the corporation entitled to vote generally in the election of directors, voting as a single class.

                           (2) Notwithstanding the foregoing, whenever the
                  holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Seventh unless expressly provided by such terms.

                           EIGHTH: Any action required or permitted to be taken
                  by the holders of the Common Stock of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock special meetings of stockholders of the corporation may be called only by the Chief Executive Officer of the corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors.

                           NINTH: The Corporation reserves the right at any
                  time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article; provided, however, that the affirmative vote of 80% of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required to amend, alter or repeal, or adopt any provision inconsistent with, whether by amendment, merger or otherwise, the provisions of Articles Sixth, Seventh and Eighth."

         Quotesmith.com, Inc. does hereby further certify that this Restated Certificate of Incorporation was duly adopted by the Board of Directors and by written consent of the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, QUOTESMITH.COM, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Robert S. Bland, its Chairman, President and Chief Executive Officer, this ____ day of __________, 1999.

                                        QUOTESMITH.COM, INC.


                                        By:
                                           ------------------------------------
                                        Name:  Robert S. Bland
                                        Title:  Chairman, President and
                                                  Chief Executive Officer